Exhibit 10.13
CHANGE OF CONTROL AGREEMENT
     This Change of Control Agreement (the “Agreement”) is made and entered into by and between [Name] (the “Executive”) and XenoPort, Inc., a Delaware corporation (the “Company”), effective as of [Date], 2007.
RECITALS
     It is expected that the Company from time to time may consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.
     The Board believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to continue [his/her] employment and to motivate the Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
     Certain capitalized terms used in the Agreement are defined in Section 4 below.
     The parties hereto agree as follows:
1. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.
2. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will. If the Executive’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with written plans or agreements with the Company.
3. Termination Following a Change of Control.
     (a) Termination Without Cause or Voluntary Termination For Good Reason. In the event that a Change of Control (as defined below) of the Company occurs, and during the period beginning on the closing date of the transaction giving rise to such Change of Control and ending twelve (12) months after such closing date, the Executive’s employment with the Company (or the successor entity in such Change of Control transaction) is either (1) terminated by the Company (or its successor entity) without Cause (as defined below) or (2) terminated by the Executive for Good Reason (as defined below), then the Executive shall be entitled to receive Termination Benefits (as defined below); provided, however, that in order for the Executive to terminate for Good Reason, (i) the Executive must provide written notice to the Company (or the successor entity in the Change of

Control transaction) of the existence of the Good Reason condition within ninety (90) days following the initial existence of the Good Reason condition, and (ii) the Company (or the successor entity in the Change of Control transaction) shall not be required to provide Termination Benefits if it is able to remedy the Good Reason condition within a period of thirty (30) days following such notice.
     (b) Payment of Termination Benefits. If the Executive becomes entitled to receive Termination Benefits pursuant to Section 3(a), the continued payments of base salary, to the extent of payments made from the date of the Executive’s termination of employment through March 15 of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by such provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after the Executive’s termination of employment if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such termination.
4. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          “Cause” shall mean either: (i) any act of personal dishonesty taken by the Executive in connection with [his/her] responsibilities as an Executive and intended to result in substantial personal enrichment of the Executive; (ii) the conviction of a felony; (iii) a willful act by the Executive that constitutes gross misconduct and that is injurious to the Company; or (iv) following delivery to the Executive of a written demand for performance from the Company that describes the basis for the Company’s belief that the Executive has not substantially performed [his/her] duties, continued violations by the Executive of the Executive’s obligations to the Company that are demonstrably willful and deliberate on the Executive’s part.
          “Change of Control” means the completion by the Company of a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation would not immediately thereafter own more than 50% of, respectively, the capital stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, or of a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company. For purposes hereof, such Change of Control shall be deemed to have occurred on the date on which the transaction closes.
          “Good Reason” shall mean any of the following conditions arising without the Executive’s express written consent:

               (i) an assignment to the Executive of material duties or a material reduction of the Executive’s duties, either of which results in a significant diminution in the Executive’s position or responsibilities in effect immediately prior to the closing date of the Change of Control transaction, or the removal of the Executive from such position and responsibilities;
               (ii) a material reduction by the Company (or the successor entity in the Change of Control transaction) in the base compensation of the Executive as in effect immediately prior to such reduction; or
               (iii) a relocation of the Executive’s principal place of employment to a facility or a location more than 40 miles from the Executive’s then present location.
          “Stock Rights” shall mean all of the Executive’s options, restricted stock, restricted stock units or rights to acquire vested ownership of shares of Common Stock of the Company under plans, agreements or arrangements that are compensatory in nature, including, without limitation, the Company’s 1999 Stock Plan, the Company’s 2005 Equity Incentive Plan and Restricted Stock Purchase Agreements between the Company and the Executive.
          “Termination Benefits” shall mean (1) all unvested Stock Rights (as defined above) shall become fully vested as of the effective date of such termination of employment described in Section 3(a), and (2) the Executive shall continue to receive for a period of six (6) months following the effective date of such termination of employment described in Section 3(a) continued payment of the greater of the Executive’s base salary in effect immediately prior to (i) such termination or (ii) the closing date of the transaction giving rise to a Change of Control. In addition, the Executive shall have the right to convert [his/her] health insurance benefits to individual coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and any analogous provisions of applicable state law. Should the Executive so elect, the Company shall reimburse the Executive for six (6) months of such health care coverage following the effective date of such termination of employment described in Section 3(a).
5. Successors.
     (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in this Section 5(a) or that becomes bound by the terms of this Agreement by operation of law.
     (b) Executive’s Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Notice.
     (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at [his/her] home address most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
     (b) Notice of Termination. Any termination by the Company for Cause or by the Executive as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 6(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice).
7. Miscellaneous Provisions.
     (a) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.
     (b) Amendment; Waiver. No provision of this Agreement shall be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
     (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same.
     (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to conflict of laws rules.
     (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
     (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY:	XENOPORT, INC.

By:

Ronald W. Barrett, PhD
Chief Executive Officer

EXECUTIVE:	[Name]

[Name]
[Title]
Signature Page to XenoPort, Inc. Change of Control Agreement